Exhibit 5.1

May 25, 2004

Pan Pacific Retail Properties, Inc.

1631-B South Melrose Drive

Vista, California 92083

Re: Pan Pacific Retail Properties, Inc.

Ladies and Gentlemen:

We have served as Maryland counsel to Pan Pacific Retail Properties, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the issuance and sale by the Company of $50,000,000 in aggregate principal amount of the Company’s 5.95 % Senior Unsecured Notes due June 1, 2014 (the “Notes”), pursuant to a Terms Agreement, dated as of May 21, 2004 (the “Terms Agreement”), and an Underwriting Agreement attached thereto (the “Underwriting Agreement”), by and among the Company and Credit Suisse First Boston LLC, as representative of the several underwriters, and a Registration Statement on Form S-3 (Registration Number 333-106250) relating to the Notes, and all amendments thereto (collectively, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). This firm did not participate in the drafting or negotiation of the Terms Agreement or the Underwriting Agreement attached thereto.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement;

2. The Prospectus, dated January 13, 2004, as supplemented by a Prospectus Supplement, dated as of May 21, 2004 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b) of the General Rules and Regulations promulgated under the 1933 Act;

3. The charter of the Company, certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

Pan Pacific Retail Properties, Inc.

May 25, 2004

4. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5. Resolutions adopted by the Board of Directors of the Company (the “Board Resolutions”), relating to (i) the authorization of the issuance of the Notes, (ii) the registration of the Notes, (iii) the authorization of the execution, delivery and performance by the Company of the Terms Agreement and the Underwriting Agreement attached thereto, (iv) the authorization of the execution, delivery and performance by the Company of the Indenture (hereinafter defined) and (v) the creation of a Pricing Committee of the Board of Directors (the “Pricing Committee”) and the delegation to the Pricing Committee of certain powers of the Board of Directors with respect to the approval of the terms of the Notes, certified as of the date hereof by an officer of the Company;

6. Resolutions adopted by the Pricing Committee (the “Pricing Committee Resolutions”), relating to the approval of certain terms of the Notes, certified as of the date hereof by an officer of the Company;

7. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

8. A certificate executed by an officer of the Company, dated as of the date hereof;

9. The Terms Agreement and the Underwriting Agreement attached thereto, certified as of the date hereof by an officer of the Company;

10. The Indenture, dated as of April 6, 2001 (the “Indenture”), between the Company and The Bank of New York, as Trustee, certified as of the date hereof by an officer of the Company;

11. The Global Note (the “Global Note”), evidencing the Notes, certified as of the date hereof by an officer of the Company; and

12. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

Pan Pacific Retail Properties, Inc.

May 25, 2004

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation, duly incorporated and validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The Notes and the execution and delivery thereof have been duly authorized and, upon the due execution, authentication and delivery of the Global Note in accordance with the Indenture, the Board Resolutions and the Pricing Committee Resolutions, the Notes will be duly and validly issued.

3. The Indenture and the execution and delivery thereof have been duly authorized by all necessary corporate action of the Company, and the Indenture has been duly executed by the Company.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with federal or state securities laws, including the securities laws of the State of

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May 25, 2004

Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for your submission to the Commission as an exhibit to the report filed on Form 8-K (the “8-K”), to be filed by the Company with the Commission on or about the date hereof. We hereby consent to the filing of this opinion as an exhibit to the 8-K and to the use of the name of our firm therein and under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/S/ Venable LLP